EXHIBIT 10.13

EXECUTION VERSION

GXS HOLDINGS, INC.,

as the Issuer of the Notes

$55,000,000 in aggregate Principal Amount

of

14.20% Senior Subordinated Notes due 2017

of GXS HOLDINGS, INC.

and

PURCHASE AGREEMENT

Dated October 5, 2007

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11

6.1	Senior Loan Representations and Warranties.	11
6.2	Private Offering; Consents and Approvals.	12
6.3	Use of Proceeds.	12
6.4	Disclosure.	12

ARTICLE VII COVENANTS		12

7.1	Payment of Notes	12
7.2	Restricted Payments	13
7.3	Incurrence of Indebtedness and Issuance of Preferred Stock	15
7.4	Transactions with Affiliates	15
7.5	Payments for Consent	17
7.6	Reports	17

ARTICLE VIII DEFAULTS AND REMEDIES		17

8.1	Event of Default	17
8.2	Acceleration	18
8.3	Other Remedies	19
8.4	Waiver of Past Defaults	19
8.5	Rights of Holders of Notes to Receive Payment	19

ARTICLE IX SUBORDINATION		19

9.1	Notes Subordinated to Senior Debt	19
9.2	Payment Default on Senior Debt	19
9.3	Dissolution, Liquidation or Reorganization of the Company	20
9.4	Subrogation	20
9.5	Changes in Senior Debt	20
9.6	Third Party Beneficiary, Etc.	21
9.7	Rights of Holders of Senior Debt Not to be Impaired, Etc.	21
9.8	Turnover; Miscellaneous Subordination Provisions	21
9.9	Authorization To File Proof of Claim	22
9.10	Amendments	22

ARTICLE X DEFINITIONS		23

ARTICLE XI MISCELLANEOUS		31

11.1	Notices	31
11.2	Successors and Assigns	32
11.3	Amendment and Waiver	32
11.4	No Fiduciary Duty	33
11.5	Counterparts	33
11.6	Headings	33
11.7	Governing Law	33
11.8	Entire Agreement	33
11.9	Severability	33
11.10	Confidentiality	34

ii

GXS HOLDINGS, INC.
100 Edison Park Drive
Gaithersburg, MD 20878

October 5, 2007

TO:	General Electric Capital Corporation
299 Park Avenue
New York, NY 10171

Ladies and Gentlemen:

GXS HOLDINGS, INC., a Delaware corporation (the “Company”), hereby agrees with you as follows (capitalized terms used herein without definition shall have the meanings assigned to them in Article X hereof):

ARTICLE I

PURCHASE AND SALE OF SECURITIES

1.1           Issuance of Securities

(a)             Issuance of Notes.  On or before the Closing, the Company will have authorized the issuance of $55.0 million in aggregate principal amount of its 14.20% Senior Subordinated Notes due 2017 (the “Notes”) to General Electric Capital Corporation (the “Purchaser”).  The Notes will be issued in the form attached hereto as Annex A.

1.2           Purchase and Sale of Notes; Closing

(a)             Purchase and Sale of Notes.  In reliance upon the Purchaser’s representations and warranties made in Article V hereof, the Company hereby agrees to issue and to sell to the Purchaser the Notes, at a purchase price of $1,000 for each $1,000 in aggregate principal amount of Notes.  In reliance upon the representations and warranties of the Company contained in the Documents, and subject to the terms and conditions set forth herein and therein, the Purchaser hereby agrees to purchase the Notes from the Company.  The Purchaser and the Company agree that, for federal income tax purposes, the issue price of each Note is equal to its purchase price as specified above.

(b)            Closing.  The purchase and sale of the Notes will take place at a closing (the “Closing”) at 11:00 a.m. New York City time on October 5, 2007, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, or at such other time and place as is mutually agreed to by the Company and the Purchaser (the “Closing Date”).  At the Closing, the Company will deliver to the Purchaser the Notes (in such permitted denomination or denominations and registered in its name or the name of such nominee or nominees as the Purchaser may request) against payment of the purchase price of the Notes therefor by intra-bank or federal funds wire transfer of immediately available funds to such bank accounts as the Company designates in writing.  The Company hereby instructs the Purchaser to deduct from such intra-bank or federal funds wire transfer of the amount of any out-of-pocket expenses for which it is entitled to reimbursement pursuant to Section 1.4 hereof, including, without limitation, the fees and disbursements of Latham & Watkins LLP, who are acting as counsel to the Purchaser; provided that the Purchaser agrees to provide the Company with a statement describing any amounts to be so deducted at least one Business Day prior to the Closing.

(c)             Fulfillment of Conditions Precedent.  If at the Closing any of the conditions to the Closing specified in this Agreement shall not have been fulfilled to the Purchaser’s reasonable satisfaction, the Purchaser will, at its election and notwithstanding anything to the contrary in this Agreement, be relieved of all further obligations under this Agreement without thereby waiving any rights it may have by reason of such nonfulfillment or failure.  Nothing in this Section 1.2(c) will operate to relieve the Company from any of its obligations hereunder.

(d)            Further Action.  During the period from the date hereof to the Closing Date, the Company will use all commercially reasonable efforts to cause its representations and warranties contained in Article VI hereof to be true and correct as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date.

1.3           Payments by the Company

(a)             The Company will pay or cause to be paid all amounts payable with respect to any Note (without any presentment of such Note and without any notation of such payment being made thereon) by crediting (before 1:00 p.m., New York time), by intra-bank or federal funds wire transfer to each Holder’s account in any bank in the United States as may be designated and specified in writing by such Holder at least two Business Days prior to the applicable payment.  The Purchaser’s initial bank account for this purpose is on its signature page hereto.

(b)            Notwithstanding anything to the contrary contained in the Notes, if any principal amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day, and interest will accrue on such amount until the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no such additional interest will accrue on such amount.

(c)             Notwithstanding anything to the contrary contained in the Notes, if any  interest amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day.  The interest amount payable will include interest calculated from the last scheduled interest payment date up to and including the current scheduled interest payment date.

1.4           Expenses

Whether or not any of the Notes are sold, the Company agrees to pay or reimburse all expenses relating to this Agreement, including but not limited to:

(a)             subject to paragraph (c) below, the cost of preparing and reproducing the Documents, and any other documents contemplated hereby or thereby;

(b)            subject to paragraph (c) below, all reasonable out-of-pocket expenses incurred by the Purchaser or its general partner, if applicable, in connection with the transactions contemplated by this Agreement and the other documents referred to in clause (a) above, including, without limitation, travel and lodging expenses and all costs incurred in connection with its review of the Company’s business and operations;

(c)             the reasonable fees and disbursements of Latham & Watkins LLP, who are acting as counsel to the Purchaser in connection with the transactions contemplated by this Agreement, in an amount not to exceed $100,000; and

(d)            all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) incurred by the Purchaser in connection with any amendment, modification, waiver, consent or preservation or enforcement of rights under the Documents or any other documents contemplated hereby or thereby.

ARTICLE II

HOLDER’S SPECIAL RIGHTS

The Company hereby agrees to grant to each Holder the following special rights:

2.1           Registration of Securities; etc.

(a)             Registrar.  The Company will maintain a register for the Notes in which it will provide for the registration and transfer of the Notes.  The name and address of each Holder of Notes, each transfer of Notes and the name and address of each transferee of Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Notes shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

(b)            Transfer.  Upon surrender for registration of transfer of any the Notes, the Company, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new certificates evidencing Notes of the same type, and of a like aggregate principal amount.

(c)             Exchange.  A certificate evidencing Notes, may be exchanged at the option of any Holder thereof for two or more certificates of a like aggregate principal amount.  Whenever any such certificate is surrendered in connection with such an exchange, the Company, at its expense, will execute and deliver such new certificates that the Holder making the exchange is entitled to receive.

(d)            New Certificates.  All certificates issued upon any registration of transfer or exchange as set forth in this Section 2.1 will be the legal and valid obligations of the Company, evidencing the same interests, and entitled to the same benefits, as the Notes evidenced by the certificates surrendered upon such registration of transfer or exchange.

(e)             Instruments of Transfer.  Every certificate evidencing a Note presented or surrendered for registration of transfer or exchange will (if so required by the Company) be duly endorsed or will be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing.

(f)             Transfer Restrictions.  Certain transfers of the Notes are subject to the terms of Article V hereof.

2.2           Service Charges

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

2.3           Lost, etc. Securities

Notwithstanding any provision in any Document to the contrary, if any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount, and bearing a number not contemporaneously outstanding.  If there shall be delivered to the Company:

(1)	evidence to its satisfaction of the destruction, loss or theft of any Note; and

(2)	such security or indemnity as may be required by the Company and any agent to save each of the Company and such agent harmless,

then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount, and bearing a number not contemporaneously outstanding.  In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note in accordance with its terms.  Upon the issuance of any new Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.  The provisions of this Section 2.3 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

2.4           Inspection

                        The Company will allow (1) any Holder or group of Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, on any one occasion during each calendar year, and (2) if an Event of Default has occurred and is continuing, any Holder at such times and as often as may be reasonably requested, the right to visit and inspect any of the offices or properties of the Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, outside advisors, outside consultants and independent public accountants (and by this provision, the Company authorizes its officers, advisors, consultants and accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries); provided that all such visits and inspections will occur during normal business hours, upon reasonable notice and in a manner designed not to disrupt the business of the Company.  The costs and expenses of such inspection will be paid by the inspecting Holder(s), except in the case of any inspection by any Holder or group of Holders of not less than a majority in aggregate principal amount of the Notes then outstanding occurring during the continuance of any Event of Default (in which event the Company will pay all reasonable costs and expenses associated with such inspection).

2.5           Private Placement Number

If requested by any Holder, the Company will obtain a private placement number for the Notes from Standard & Poor’s CUSIP Service Bureau.

ARTICLE III

REDEMPTION AND REPURCHASE OF THE NOTES

3.1           Optional Redemption

(a)             Optional Redemptions.  At any time, the Company may redeem all of the Notes, or any portion of the Notes, upon not less than 3 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest to the applicable redemption date.

(b)            Procedure.  Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of Sections 3.2 through 3.6 hereof.

3.2           Selection of Notes to Be Redeemed

If less than all of the Notes are to be redeemed at any time, the Company will select Notes for redemption on a pro rata basis.

3.3           Notice of Redemption

In the case of any optional redemption of Notes pursuant to Section 3.1 hereof, at least 3 days but not more than 60 days before the applicable redemption date, the Company will deliver as provided or permitted under Article XI hereof, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice will identify the Notes to be redeemed and will state:

(1)	the redemption date;

(2)	the redemption price;

(3)
if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)	that Notes redeemed in full must be surrendered to the Company to collect the redemption price;

(5)	that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date; and

(6)	the Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

3.4           Effect of Notice of Redemption

Once the notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

3.5           Deposit of Redemption

Payments on Notes that are to be redeemed will be made in accordance with Section 1.3 of this Agreement.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in the second paragraph of Section 7.1 hereof.

3.6           Notes Redeemed or Purchased in Part

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

ARTICLE IV

CLOSING CONDITIONS

The Purchaser’s obligation to purchase and pay for the Notes shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

4.1           Representations and Warranties True; No Event of Default

The representations and warranties of the Company contained in Article VI hereof shall be true in all material respects at and as of the Closing Date (unless related to a specific date, in which case it shall be true in all material respects as of such specific date), after giving effect to the transactions contemplated by this Agreement to occur on that date, as if made on and as of that date.

4.2           Compliance with this Agreement

The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in the Documents or any other document contemplated hereby or thereby to be performed or complied with by the Company on or before the Closing Date.  Neither the Company nor any of its Subsidiaries shall have entered into any transaction since the date of this Agreement that would have been prohibited by any section hereof had such section applied since such date.

4.3           Compliance Certificates

(a)             Officer’s Certificate.  The Purchaser shall have received a certificate dated the Closing Date and signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 4.1, 4.2 and 4.11 hereof have been satisfied on and as of such date and further certifying as to such other matters as any Purchaser may request in the exercise of its reasonable discretion.

(b)            Secretary’s Certificate.  The Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying as to the board resolutions and Charter Documents attached thereto, the incumbency of the officers executing the Documents, copies of all state securities law or “blue sky” filings made in connection with the transactions contemplated hereby, if any and as to all other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Documents.

(c)             The Purchaser shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying that accurate and complete lists of (i) all orders and decrees of any court, arbitrator or governmental agency that is binding upon the Company or any of its Subsidiaries or any of their respective properties that are material to the Company and its Subsidiaries, taken as a whole, and (ii) all indenture(s), note(s), loan agreement(s), mortgage(s), deed(s) of trust, security agreement(s) and other written agreements and instruments creating, evidencing or securing indebtedness to which the Company or any of its Subsidiaries is a party or is bound or to which their respective property is subject, that are material to the Company and its Subsidiaries, taken as a whole, are attached thereto.

4.4           Opinion of Counsel

The Purchaser shall have received opinions, dated the Closing Date and addressed to it, from Jones Day, special counsel for the Company, in form and substance reasonably satisfactory to the Purchaser, as to the matters set forth on Annex B to this Agreement.

4.5           Issuance of the Notes

Pursuant to Section 1.2 hereof, the Company shall have issued and delivered $55.0 million in aggregate principal amount of Notes to the Purchaser.

4.6           Proceedings Satisfactory

All proceedings taken in connection with the sale of the Notes, the transactions contemplated by the Documents, and all documents and papers relating thereto, shall be reasonably satisfactory to the Purchaser.  The Purchaser and its counsel shall have received copies of such documents and papers as the Purchaser or they may reasonably request in connection therewith, or as a basis for the Closing opinions, all in form and substance reasonably satisfactory to the Purchaser.

4.7           Credit Facilities

The Purchaser shall have received final executed copies of the Loan Documents, and all related agreements, documents and instruments as in effect on the Closing Date all of which shall be reasonably satisfactory in form and substance to the Purchaser and the transactions contemplated by such documentation shall be consummated prior to or simultaneously with the purchase of the Notes hereunder.

4.8           Payment of Fees and Expenses

The Company shall have paid all of the accrued fees and expenses of the Purchaser (including the reasonable fees and disbursements of Latham & Watkins LLP, who are acting as counsel to the Purchaser) as required by Section 1.4 for which invoices have been submitted at least one Business Day prior to the Closing.

4.9           Purchase Permitted by Applicable Laws; Legal Investment

The Purchaser’s purchase of and payment for the Notes:

(1)	shall not be prohibited by any applicable law or governmental regulation;

(2)	shall not subject it to any material penalty under or pursuant to any applicable law or governmental regulation; and

(3)	shall be permitted by the laws and regulations of the jurisdictions to which it is subject.

4.10       Solvency Certificate

The Purchaser shall have received a solvency certification for the Company prepared and executed by the Chief Financial Officer of the Company in the form attached hereto as Annex C.

4.11       Conditions Precedent to Loan Documents

All conditions precedent to the effectiveness of each of the Loan Documents shall have been satisfied and the initial loans shall have been funded thereunder.

ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants, as of the date hereof as follows:

5.1           Experience.

The Purchaser is experienced in evaluating and investing in private placement transactions of securities of companies such as the Company, and has either individually or through its current officers such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the Purchaser’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

5.2           Accredited Investor.

The Purchaser is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act.

5.3           Purchase Entirely for Own Account.

The Purchaser is acquiring the Notes for investment for the Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third Person with respect to the Notes.

5.4           Restricted Securities.

The Purchaser acknowledges that the Notes must be held indefinitely unless the transfer of such Notes is subsequently registered under the Securities Act or an exemption from such registration is available.  The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions; among the conditions for use of Rule 144 may be the availability of current information to the public about the Company; such information is not now available and the Company has no present plans to make such information available.

5.5           No Public Market.

The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that it is unlikely that a public market will ever exist for the Notes.

5.6           Legends.

The Purchaser acknowledges that, to the extent applicable, each certificate evidencing the Notes shall be endorsed with the legend substantially in the form set forth below, as well as any additional legend imposed or required by the Company’s Bylaws or applicable state securities laws:

“THE SECURITIES  REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.7           Access to Data.

The Purchaser has received and reviewed Information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.  The Purchaser believes it has received all the Information it considers necessary or appropriate for deciding whether to purchase the Notes.  The Purchaser understands and acknowledges that such discussions, as well as any written Information issued by the Company, (i) were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.  The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Purchaser to rely thereon.

5.8           Authorization.

This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of any indemnification provisions contained in any of the Documents.

5.9           Reliance Upon Investors’ Representations.

The Purchaser understands that the Notes have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  The Purchaser understands and acknowledges that the offering of the Notes pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

5.10       ERISA.

The Purchaser represents and covenants (and each transferee of Notes shall be deemed to represent and covenant) that it is not, and is not acquiring the securities with the assets of, or for or on behalf of, and will not sell or otherwise transfer the securities to, any employee benefit plan or other arrangement that is subject to ERISA or Section 4975 of the Code or any entity whose underlying assets include assets of such a plan or arrangement pursuant to 29 C.F.R. Section 2510.3-101 or otherwise, except to the extent that the acquisition and holding of the securities:

(1)        (A) are made solely with the assets of a bank collective investment fund and (B) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor;

(2)        (A) are made solely with the assets of an insurance company pooled separate account and (B) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor;

(3)        (A) are made solely with assets managed by a qualified professional asset manager and (B) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor;

(4)        are made solely with the assets of a governmental plan which is not subject to the provisions of Section 401 of the Code;

(5)        (A) are made solely with the assets of an insurance company general account and (B) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor;

(6)        (A) are made solely with the assets managed by an in-house asset manager and (B) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 96-23 issued by the Department of Labor; or

(7)        will not otherwise give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is not available.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Purchaser to enter into this Agreement and to purchase the Notes, the Company represents and warrants to the Purchaser, on the date of this Agreement and on the Closing Date, that the following statements are true and correct:

6.1           Senior Loan Representations and Warranties.

All representations and warranties contained in any of the Loan Documents are true correct as of the date hereof and as of the Closing Date.

6.2           Private Offering; Consents and Approvals.

No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Notes or the consummation of any other transaction contemplated hereby, except for the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.  Assuming that the representations of the Purchaser set forth in Article V are true and correct, the offer, sale, and issuance of the Notes in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and from the qualification requirements of each applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

6.3           Use of Proceeds.

Schedule I sets forth a detailed statement of the sources and uses of funds from the sale of Notes pursuant to this Agreement and the other transactions being undertaken by the Company concurrently herewith.

6.4           Disclosure.

The Company has fully provided the Purchaser with all the Information that the Purchaser has requested for deciding whether to purchase the Notes and all Information that the Company believes is reasonably necessary to enable the Purchaser to make such decision.  To the best of its knowledge after reasonable investigation, neither this Agreement, nor any other agreements, statements, or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact.  All statements contained in any certificate or other document delivered to the Purchaser by or on behalf of the Company pursuant to or in connection with this Agreement or the Closing shall be deemed to constitute representations and warranties under this Agreement with the same force and effect as the representations and warranties expressly set forth herein.  All of the Company’s representations and warranties thereunder and hereunder shall survive the execution and delivery of the same, any investigation by the Purchaser and the issuance of the Notes.

ARTICLE VII

COVENANTS

The Company covenants and agrees that, so long as any Note remains outstanding and unpaid and until payment in full of all obligations hereunder and under the Documents, the Company shall perform, and shall cause each of its Subsidiaries to perform, all of the following covenants:

7.1           Payment of Notes

The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.

Upon the occurrence and during the continuance of a Default or an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in kind at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes. Payment or acceptance of the increased rates of interest provided for in this Section 7.1 is not a permitted alternative to timely payment and shall not constitute a waiver of any default or Event of Default or otherwise prejudice or limit any rights or remedies of the Purchaser.

7.2           Restricted Payments

The Company will not, directly or indirectly:

(1)
and will not permit any of its Subsidiaries to, declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(2)
and will not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; or

(3)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (3) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)      no Default or Event of Default under this Agreement or the Loan Documents has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)      such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company after the date of this Agreement (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)      50% of the aggregate Consolidated Net Income of the Company (or, in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued for the period beginning October 1, 2007 and ending on the last day of the Company’s most recent calendar month for which financial information is available to the Company ending prior to the date of such proposed Restricted Payment, taken as one accounting period, plus

(b)      the lesser of (A) the aggregate amount (i) returned in cash to the Company or (ii) representing cancellation of Indebtedness of the Company, in each case with respect to Restricted Investments made after the date of this Agreement whether through interest payments, principal payments, dividends, other distributions or the forgiveness or cancellation of Indebtedness or (B) the initial amount of such Restricted Investment, plus

(c)      the lesser of (A) the net cash proceeds received by the Company from the disposition, retirement or redemption of all or any portion of Restricted Investments made after the date of this Agreement or (B) the initial amount of such Restricted Investment.

The preceding provisions will not prohibit:

(1)      the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Agreement; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments (without duplication for declaration);

(2)      the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Equity Interests; provided, however, that the aggregate amount of such repurchases made in any calendar year, shall not exceed $5.5 million;

(3)      the repurchase of Equity Interests of the Company deemed to occur upon the cashless exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

(4)      the contribution to Opco of not more than $55.0 million on the Closing Date to be used by Opco to repurchase or redeem Opco’s Senior Subordinated Notes due 2012;

(5)      payments to Francisco Partners or any of its Affiliates permitted by clause (6) of the second paragraph of Section 7.4 hereof; and

(6)      payments to General Electric Company, GE Investments, Inc., Global Acquisition Company or their Affiliates made in accordance with the Tax Matters Agreement.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to Purchaser, or the Holders if Purchaser owns less than a majority of the Notes. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million and if the Restricted Payment is to be made to an Affiliate of the Company or to the holders of or in respect of any Equity Interest. Not later than the date of making any Restricted Payment, the Company will deliver to Purchaser, or the Holders if Purchaser owns less than a majority of the Notes, an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 7.2 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

7.3           Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Debt), other than (1) the payment of interest on the Notes and (2) the Guarantee of the Obligations of Opco under the Senior Credit Facilities, as the same may from time to time be amended, restated, renewed, refinanced, replaced, extended, refunded, supplemented or otherwise modified (whether with one or more facilities).  In addition, the Company will not issue any shares of Disqualified Stock.

7.4           Transactions with Affiliates

The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)        the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would reasonably be expected to have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

(2)        the Company delivers to the Purchaser:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 7.4 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)      any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)      transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(3)      payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(4)      any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5)      Restricted Payments that do not violate the provisions of Section 7.2;

(6)      the payment of management, consulting, monitoring and advisory fees to Francisco Partners or any of its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an amount not to exceed $2.0 million in any calendar year and any related out-of-pocket expenses;

(7)      payments to General Electric Company, GE Investments, Inc., Global Acquisition Company or their Affiliates made in accordance with the Tax Matters Agreement;

(8)      the issuance of stock options or other Equity Interests in the Company to officers, employees, consultants and directors of the Company or any Subsidiary pursuant to plans approved by the Board of Directors;

(9)      loans or advances to employees of the Company or its Subsidiaries in the ordinary course of business and consistent with industry practice, but in any event not to exceed $5.5 million in the aggregate outstanding at any one time;

(10)  any transaction between the Company and a Subsidiary or between Subsidiaries;

(11)  transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and consistent with industry practice (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement, and which are fair to the Company or its Subsidiaries, as applicable, in the reasonable determination of the Board of Directors and are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)  transactions with General Electric Company and its Affiliates pursuant to agreements in existence on the date of this Agreement, as such agreements may thereafter be amended, modified or extended on terms no less favorable to the Company or any of its Subsidiaries than those terms in effect on the date of this Agreement; and

(13)  any transaction permitted by clause (2) of the second paragraph of Section 7.2 hereof.

7.5           Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is paid to all Holders of the Notes.

7.6           Reports

So long as any Notes are outstanding, the Company will furnish to the Purchaser all annual, quarterly and monthly financial statements, budgets and reports required under the Loan Documents as in effect on the date hereof to be delivered to the Administrative Agent thereunder or the Senior Lenders.

ARTICLE VIII

DEFAULTS AND REMEDIES

8.1           Event of Default

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of this Agreement;

(2)
default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, whether or not prohibited by the subordination provisions of this Agreement;

(3)	the Company or Opco pursuant to or within the meaning of Bankruptcy Law:

(i)	commences a voluntary case,

(ii)	consents to the entry of an order for relief against it in an involuntary case,

(iii)	consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)	makes a general assignment for the benefit of its creditors, or

(v)	generally is not paying its debts as they become due;

(4)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Company or Opco in an involuntary case;

(ii)	appoints a custodian of the Company or Opco for all or substantially all of the property of the Company or Opco; or

(iii)	orders the liquidation of the Company or Opco;

and the order or decree remains unstayed and in effect for 60 consecutive days

(5)
a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Senior Debt for money borrowed by the Company or Opco (or the payment of which is Guaranteed by the Company or Opco), whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, if that default results in the acceleration of such Indebtedness prior to its express maturity, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which the maturity has been so accelerated, aggregates $10.0 million or more.

8.2           Acceleration

In the case of an Event of Default specified in clause (3), (4) or (5) of Section 8.1 hereof, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Upon the effectiveness of any such declaration, the Notes will become due and payable immediately.

The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Company may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or the premium that has become due solely because of the acceleration) have been cured or waived.

8.3           Other Remedies

If an Event of Default occurs and is continuing, the Holders of the Notes may pursue any available remedy to collect the payment of principal, premium, and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

A delay or omission by any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

8.4           Waiver of Past Defaults

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes; provided, however, that the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

8.5           Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE IX

SUBORDINATION

9.1           Notes Subordinated to Senior Debt

Anything in the Notes to the contrary notwithstanding, the Company covenants and agrees, and each Holder of a Note by acceptance thereof likewise covenants and agrees, that all Obligations of the Company hereunder and under the Notes will be junior and subordinate in right of payment, to the extent and in the manner set forth in Sections 9.2, 9.3 and 9.4 below, to the prior payment in full in cash or Cash Equivalents of all Senior Debt.  Such subsections shall be given independent effect so that if a particular payment is prohibited by any one of such subsections, it shall be prohibited although it otherwise would not be prohibited by another subsection.

9.2           Payment Default on Senior Debt

If any default in the payment when due (whether at maturity or upon acceleration or mandatory prepayment, or on any principal installment payment date or interest payment date, or otherwise) of any Senior Debt shall at any time occur (a “Senior Payment Default”), then at all times thereafter until such Senior Payment Default shall have been cured (if capable of being cured) or waived in writing by the Senior Lenders or the benefits of this sentence shall have been waived in writing by or on behalf of the Senior Lenders that hold such Senior Debt or the Senior Debt shall have been paid in full in cash or Cash Equivalents, the Company shall not, directly or indirectly, make any payment or Distribution of Assets (other than a payment in kind in respect of the Notes in accordance with the terms thereof) to the Holders of Notes with respect to the Obligations hereunder and under the Notes (except that the Holders of Notes may receive and retain Subsequent Reorganization Securities.

9.3           Dissolution, Liquidation or Reorganization of the Company

In the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceedings relative to the Company or Opco or the property or operations of the Company or Opco (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors, or any other marshalling of the assets of such Person (each, a “Bankruptcy Event”), then all Senior Debt shall first be paid in full in cash or Cash Equivalents, before the Holders of Notes shall be entitled to receive or retain any payment or Distribution of Assets with respect to the obligations hereunder or under the Notes, except that the Holders of Notes may receive and retain Subsequent Reorganization Securities.  In any such proceedings, any payment or Distribution of Assets to which the Holders of Notes would be entitled if the Notes were not subordinated to the Senior Debt as provided herein shall be paid by the Company or agent or other Person making such payment or distribution, or by the Holders of the Notes if received by such Holders, directly to the Senior Lenders or their representative to the extent necessary to make payment in full in cash or Cash Equivalents of all Senior Debt and, in the case of Senior Debt in respect of letters of credit not yet drawn upon, to be fully secured by cash collateral, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders.

9.4           Subrogation

No payment or Distribution of Assets to which the Holders of Notes or the representatives of the Holders of Notes would have been entitled except for the provisions of this Article IX and which have been received by or paid over to the Senior Lenders or their representatives shall, as between the Company and the Holders of Notes, be deemed to be a payment by the Company on account of the Notes.  From and after the payment in full in cash or Cash Equivalents of all Senior Debt and the expiration or termination of all commitments in respect of the Senior Debt, the Holders of the Notes shall be subrogated (without any duty on the part of the Senior Lenders to warrant, create, effectuate, preserve or protect such subrogation) to then or thereafter existing rights of the Senior Lenders to receive payments or Distributions of Assets made on the Senior Debt until the Notes shall be paid in full.

9.5           Changes in Senior Debt

For purposes of this Article IX only, any Senior Lender may at any time and from time to time without the consent of or notice to any Holder of Notes:

(1)	extend, renew, modify, waive or amend the terms of the Senior Debt;

(2)	sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt;

(3)	release any guarantor or any other Person (except the Company) liable in any manner for the Senior Debt or amend or waive the terms of any Guarantee of the Senior Debt;

(4)	exercise or refrain from exercising any rights against the Company or any other Person;

(5)	apply any sums by whomever paid or however realized to Senior Debt; and

(6)	take any other action which otherwise might be deemed to impair the rights of the Senior Lenders.

Any and all of such actions may be taken by the Senior Lenders without incurring responsibility to any Holder of Notes or representatives of the Holders of Notes and without impairing or releasing the obligations of any Holder of Notes or representatives of the Holders of Notes to the Senior Lenders.  Nothing in this Section 9.5 shall affect the Company’s obligations under Article VII of this Agreement.

9.6           Third Party Beneficiary, Etc.

The foregoing provisions regarding subordination are solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the Holders of Notes on the other hand.  Such provisions are for the benefit of the Senior Lenders (and their successors and assigns) and shall be enforceable by them directly against the Holders of Notes (and their successors and assigns).  This Article IX shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt (whether such Senior Debt was created or acquired before or after the issuance of the Notes)

9.7           Rights of Holders of Senior Debt Not to be Impaired, Etc.

No right of any present or future holder of any Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or anyone in custody of its assets or property or by any act or failure to act on the part of any such holder or any other holder of Senior Debt, or by any non-compliance by the Company with the terms, provisions or covenants of this Agreement or the Notes regardless of any knowledge thereof which any such holder or any other holder of Senior Debt may have or otherwise be charged with.

9.8           Turnover; Miscellaneous Subordination Provisions

(a)             If a Distribution of Assets is made to any Holder of Notes or representative of the Holders of Notes at a time when such Holder of Notes or representative of the Holders of

Notes has actual knowledge that because of this Article IX such Distribution of Assets should not have been made to it, such Holder of Notes shall segregate such Distribution of Assets from its other funds and property and hold it in trust for the benefit of, and, upon written request, pay it over (in the same form as received, with any necessary endorsement) to, the Senior Lenders as their interests may appear, or their representatives (if any), as their respective interests may appear, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of, all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash or Cash Equivalents and, in the case of Senior Debt in respect of letters of credit not yet drawn upon, to be fully secured by cash collateral, after giving effect to any concurrent payment or distribution to or for the benefit of the Senior Lenders.

(b)            The agreements contained in this Article IX shall continue to be effective or reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any Senior Lenders upon any Bankruptcy Event of the Company, all as though such payment had not been made.

(c)             All rights and interests under the Notes of the holders of the Senior Debt, and all agreements and obligations of the Holders of Notes under this Article IX shall remain in full force and effect irrespective of:

(1)
any lack of validity or enforceability of the Senior Debt, any promissory notes evidencing the Indebtedness thereunder, or any other agreement or instrument relating thereto, including, without limitation, any agreement referred to in the definition of Secior Credit Facilities; or

(2)	any other circumstance that might otherwise constitute a defense available to, or a discharge of:

(A) the Company; or

(B) any Holders of Notes.

(d)            The provisions set forth in this Article IX constitute a continuing agreement and shall be and remain in full force and effect until payment in full in cash or Cash Equivalents of all Senior Debt at such time when no lender thereunder shall have any obligation to make advances under the Secior Credit Facilities.

9.9           Authorization To File Proof of Claim

If Holders of Notes or their representatives do not file a proper proof of claim or proof of debt in the form required in any judicial proceedings relative to the Company, its creditors or its property at least 30 days before the expiration of the time to file such claim, the representatives of the Senior Lenders are hereby authorized to file an appropriate proof of claim for and on behalf of the Holders of Notes.

9.10       Amendments

The provisions of this Article IX shall not be amended or modified without the written consent of (i) the Senior Lenders holding more than 50% of the Senior Debt under the First Lien Credit Agreement and (ii) the Senior Lenders holding more than 50% of the Senior Debt under the Second Lien Credit Agreement.

ARTICLE X

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether in the capacity of officer or director of such Person, through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 7.4.

“Agent” means any Person authorized to act and who acts on behalf of the Purchaser with respect to the transactions contemplated by the Documents.

“Agreement” means this Purchase Agreement and all Schedules and Annexes attached hereto.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means any day that is not a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including without limitation all common stock and preferred stock.

“Cash Equivalents” means:

(1)      United States dollars;

(2)      securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

(3)      certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Loan Documents or an Affiliate thereof or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)      repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)      commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6)      money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Charter Documents” means the Articles of Organization, Articles of Incorporation or Certificate of Incorporation and Bylaws, as amended or restated (or both) to date, of the Company and any of its Subsidiaries, as applicable.

“Closing” means the sale and purchase of the Notes by the Company to the Purchaser.

“Closing Date”  means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or law thereto.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company” means GXS Holdings, Inc., a Delaware corporation.

“Consolidated Net Income” means, for any period, the net income of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that:

(1)      the cumulative effect of a change in accounting principles will be excluded from such Consolidated Net Income;

(2)      gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP will be excluded from such Consolidated Net Income; and

(3)      any non-cash deferred tax expense will be excluded from such Consolidated Net Income.

“Default” means:

(1)               any event which is, or after notice or passage of time would be, an Event of Default;

(2)               failure by the Company or any of its Subsidiaries for 30 days after notice from Holders of at least 25% in aggregate principal amount of Notes then outstanding to comply with the provisions of Section 7.2 or Section 7.3 hereof;

(3)               failure by the Company for 5 days after notice from Holders of at least 25% in aggregate principal amount of Notes then outstanding to comply with the provisions of Section 7.6 hereof; or

(4)               failure by the Company for 60 days after notice from Holders of at least 25% in aggregate principal amount of Notes then outstanding to comply with any other agreement contained in this Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of such Capital Stock), or upon the happening of any event:

(1)      matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature, or

(2)      provides for cash payments of dividends or other cash payments of any kind on or prior to the date that is 90 days after the date on which the Notes mature.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.2 hereof.  In addition, notwithstanding the first sentence of this paragraph, Capital Stock will not constitute Disqualified Stock solely because the terms of such Capital Stock contain liquidation preference provisions addressing distributions in the event of any liquidation or deemed liquidation of the Company, as long as such provisions do not require the Company to make payments or distributions to the holders of such Capital Stock in advance of paying in full in cash all principal and interest with respect to the Notes.

“Documents” means this Agreement and the Notes.

“Equity Interest” means the Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, and any successor statute or law thereto.

“First Lien Credit Agreement” means that certain credit agreement dated as of October 5, 2007, by and among Opco, the Company and the financial institutions party thereto, and any notes, guarantees and security documents entered into by Opco, the Company or any Subsidiary of GXS Worldwide Inc. or the Company in connection therewith as each of the same may from time to time be amended, restated, renewed, refinanced, replaced, extended, refunded, supplemented or otherwise modified (whether with one or more facilities).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“GE Investments, Inc.” means GE Investments, Inc., a Nevada corporation.

“General Electric Company” means General Electric Company, a New York corporation.

“Global Acquisition Company” means Global Acquisition Company, a Delaware corporation.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.  The term “Guarantee” used as a verb (and the participle formed therefrom) will have a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)      interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)      other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

“Holder” or “Holders” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)
representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable not overdue by more than 90 days incurred in the ordinary course of such Person’s business and (ii) any such obligation incurred under ERISA;

(6)	representing any Hedging Obligations; or

(7)	representing Attributable Debt from sale and leaseback transactions,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)
the principal amount of the Indebtedness (including all amounts capitalized to principal and all other payments in kind), together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Information” means all information, other than financial projections of the Company, Target or their respective Subsidiaries, provided to the Purchaser by the Company, Target or their Agents or Affiliates in connection with the transactions contemplated by this Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 7.2 hereof. The acquisition by the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 7.2 hereof.

 “Legal Holiday” means a Saturday, Sunday or day on which banks and trust companies in the principal place of business of the Company or in New York are not required to be open.  If a payment date is a Legal Holiday, payment may be made on the next succeeding day that is not a Legal Holiday, and interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Documents” means the First Lien Credit Agreement, the Second Lien Credit Agreement and all other documents, agreements and instruments executed in connection therewith, in each case as in effect on the Closing Date.

“Notes” means the Company’s 14.20% Senior Subordinated Notes due 2017 issued and sold pursuant to this Agreement.

“Obligations” means any principal, interest, penalties, fees, indemnifications, expenses, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed by any two officers, one of whom must be the chairman of the board, the president, the treasurer or a vice president of the Company.

“Opco” means GXS Worldwide, Inc., a Delaware corporation.

“Permitted Business” means any business of the type engaged in by the Company or its Subsidiaries as of the date of this Agreement or any business reasonably related, ancillary or complementary thereto.

“Permitted Investments” means an Investment by the Company:

(1)      in the Company, a Subsidiary or a Person that will, upon the making of such Investment, become a Subsidiary; provided, that the primary business of such Subsidiary is a Permitted Business;

(2)      in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company; provided, that such other Person’s primary business is a Permitted Business;

(3)      in Cash Equivalents;

(4)      in receivables owing to the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company deems reasonable under the circumstances;

(5)      in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice;

(6)      in loans or advances to employees made in the ordinary course of business consistent with industry practice and not exceeding $5.5 million in the aggregate outstanding at any one time;

(7)      in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or in satisfaction of judgments;

(8)      in any Person to the extent such Investment represents the non-cash portion of the consideration received for an asset sale that was made in compliance with this Agreement;

(9)      that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of the Company in the ordinary course of business;

(10)  in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(11)  acquired as a result of a foreclosure by the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)  consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business;

(13)  consisting of Indebtedness permitted under Section 7.3 hereof;

(14)  the consideration for which consists solely of shares of Capital Stock (other than Disqualified Stock) of the Company; and

(15)  so long as no Default shall have occurred and be continuing (or result therefrom), in any Person engaged in a Permitted Business having an aggregate fair market value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding (and measured on the date made and without giving effect to subsequent changes in value), not to exceed $10.0 million.

“Person” means an individual, partnership, corporation, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Purchaser” means General Electric Capital Corporation.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning assigned to such term in Section 7.2.

“Rule 144” means Rule 144 as promulgated by the Securities Exchange Commission under the Securities Act, as amended from time to time, and any successor rule or regulation thereto.

“SEC” means the Securities and Exchange Commission.

“Second Lien Credit Agreement” means that certain credit agreement dated as of October 5, 2007, by and among Opco, the Company and the financial institutions party thereto, and any notes, guarantees and security documents entered into by Opco, the Company or any Subsidiary of GXS Worldwide Inc. or the Company in connection therewith as each of the same may from time to time be amended, restated, renewed, refinanced, replaced, extended, refunded, supplemented or otherwise modified (whether with one or more facilities).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute or law thereto.

“Senior Credit Facilities” means the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Senior Debt” means the Guarantee by the Company (including any amendment, restatement, modification or replacement thereof) of all Obligations of Opco under the First Lien Credit Agreement and the Second Lien Credit Agreement and all Obligations with respect thereto, including but not limited to (A) all interest accrued or accruing on Indebtedness thereunder after the commencement of any insolvency, bankruptcy or receivership case or proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such case or proceeding, (B) fees and (C) other amounts owing pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement.

“Senior Lenders” means any holder or owner of Senior Debt.

“Senior Payment Default” has the meaning assigned to such term in Section 9.2.

“Subsequent Reorganization Securities” means:

(1)	Equity Interests (without special covenants) in the Company or any successor corporation issued pursuant to a confirmed plan of reorganization under the federal bankruptcy laws; or

(2)
debt securities of the Company or any successor corporation issued pursuant to a confirmed plan of reorganization under the federal bankruptcy laws that (a) are expressly subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under this Agreement, (b) have no required principal payments until at least six months after the final maturity of all Senior Debt (and any debt securities issued in exchange for Senior Debt), and (c) are not entitled to the benefits of covenants or defaults materially more beneficial to the holders of such debt securities than those in effect with respect to the Notes on the date of this Agreement.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by that Person or one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person.

“Tax Matters Agreement” means the Tax Matters Agreement, dated June 21, 2002, among General Electric Company, GE Investments, Inc. and Global Acquisition Company, as in effect on the date of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1       Notices

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, first-class mail, facsimile, email or overnight air courier guaranteeing next day delivery:

(a)             if to the Purchaser, at 299 Park Avenue, New York, NY 10171, with a copy to Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022, Attention:  Kirk A. Davenport II; and

(b)            if to the Company, at 100 Edison Park Drive, Gaithersburg, MD 20878, Attention:  Chief Executive Officer or President, with a copy to Jones Day, 2727 N. Harwood Street, Dallas, Texas 75201, Attention:  Charles Haag;

All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back if emailed; when receipt acknowledged, if delivered by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

11.2       Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders of Notes.

11.3       Amendment and Waiver

Prior to the Closing Date, the Documents may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by the Purchaser and the Company.  Thereafter, except as heretofore expressly provided otherwise, this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by the Company and the Holders of a majority in aggregate principal amount of the Notes then outstanding; provided further, however, that any amendment, modification or supplement that:

(1)	alters the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)
affects or proposes to affect the rate or time for payment of interest on any Note (including default interest) or the amount of principal or the principal maturity date of any Note or the redemption or prepayment provisions;

(3)	makes or proposes to make any Note payable in money or property other than that stated in the Note;

(4)	makes or proposes to make any change in Section 7.2 or 7.3 hereof (or any related defined terms); or

(5)	makes or proposes to make any change in Section 8.4 or 8.5 hereof or this Section 11.3 (or any related defined terms)

shall not be binding upon any Holder of any outstanding Note that has not consented thereto in writing.

11.4       No Fiduciary Duty

The Company acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company and the Purchaser has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Purchaser and/or its affiliates have advised or are advising the Company on other matters and (b) the Company will not bring or otherwise assert any claim against the Purchaser for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Purchaser will not have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including the Company’s stockholders, employees or creditors.

11.5       Counterparts

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.6       Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.7       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.8       Entire Agreement

The Documents and the Notes are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  The Documents and the Notes supercede all prior agreements and understandings between the parties with respect to such subject matter.  Nothing in any of the Documents or the Notes shall confer upon any other Person other than the parties hereto any right, remedy or claim under this Agreement.

11.9       Severability

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Purchaser’s rights and privileges shall be enforceable to the fullest extent permitted by law.

11.10   Confidentiality

The Purchaser agrees that it will not, and will not permit its officers, directors, employees agents, affiliates advisors or representatives to, disclose to any other Person any Information furnished to it by the Company or any of its Subsidiaries, without the Company’s prior written consent, except:

(1)	as compelled in a judicial or administrative proceeding or as otherwise required by law (in which case, the Purchaser agrees to the extent permitted by law to inform the Company promptly thereof); and

(2)
to its officers, directors, employees, agents, affiliates, advisors (legal or otherwise) or representatives who are directly involved in the consideration of this matter, on a need-to-know confidential basis (and the Purchaser will be responsible for any failure by any of them to maintain such confidentiality).

Each Holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 11.10 as though it were a party to this Agreement.

[Signature Pages Follow]

If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and deliver such counterpart to the Company whereupon this Agreement will become binding between us in accordance with its terms.

Very truly yours, GXS HOLDINGS, INC.

By: /s/ John Duvall
Name: /s/ John Duvall
Title: Senior Vice President and Chief Financial Officer

Counterpart Signature Page
Purchase Agreement

GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/ John M. Steidle
Name: John M. Steidle
Title: Duly Authorized Signatory

Counterpart Signature Page
Purchase Agreement

2

Annex A

[Face of Note]

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES.  THIS SECURITY WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  YOU MAY CONTACT DAVID GOLDBERG, THE GENERAL COUNSEL OF THE COMPANY, AT 100 EDISON PARK DRIVE, GAITHERSBURG, MD 20878, (301) 340-4000, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

THE SECURITIES  REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

14.20% Senior Subordinated Notes due 2017

No. ___	$____________

GXS HOLDINGS, INC.

promises to pay to [              ] or registered assigns,

the principal sum of __________________________________________________________ DOLLARS on _____________, 2017.

Interest Payment Dates:  ____________, ____________, ____________ and ____________

Record Dates:  ____________, ____________, ____________ and ____________

Dated:  _______________, 2007

GXS HOLDINGS, INC.

By:
Name:
Title:

[Back of Note]
14.20% Senior Subordinated Notes due 2017

Capitalized terms used herein have the meanings assigned to them in the Note Purchase Agreement referred to below unless otherwise indicated.

INTEREST.  GXS Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note, as the same may be increased, at 14.20% per annum from ________________, 2007 until maturity.  The Company will pay interest quarterly in arrears on ___________, ___________, ___________ and ___________ of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) by increasing the principal amount of the outstanding Notes by an amount equal to the amount of Interest for the applicable interest period, effective on and as of the applicable Interest Payment Date.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be _____________, 200[7]. Upon the occurrence and during the continuance of a Default or an Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any interest payments on the Notes or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in kind at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

METHOD OF PAYMENT.  The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the ___________, ___________, ___________ or ___________ next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 7.1 of the Note Purchase Agreement with respect to defaulted interest.  Interest on the Notes will be payable by increasing the principal amount of the outstanding Notes, effective on and as of the applicable Interest Payment Date, by an amount equal to the amount of interest that is due on such Interest Payment Date.  The Notes will be payable as to principal and premium, if any, at the office or agency of the Company maintained for such purpose within or without the City and State of New York; provided that payment by wire transfer of immediately available funds will be required with respect to principal and premium on all Notes the Holders of which have provided wire transfer instructions to the Company or the Paying Agent.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

PAYING AGENT AND REGISTRAR.  Initially, the Company will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

NOTE PURCHASE AGREEMENT.  The Company issued the Notes pursuant to a Note Purchase Agreement dated as of October 5, 2007 (the “Note Purchase Agreement”) between the Company and the Purchaser.  The terms of the Notes include those stated in the Note Purchase Agreement.  The Notes are subject to all such terms, and Holders are referred to the Note Purchase Agreement and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.  The Notes are unsecured obligations of the Company.

OPTIONAL REDEMPTION.  The Notes may be redeemed as set forth in the Note Purchase Agreement.

MANDATORY REDEMPTION.  The Company is not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Note Purchase Agreement.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Note Purchase Agreement.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

PERSONS DEEMED OWNERS.  The registered Holder of a Note shall be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER.  The Notes may be amended or supplemented as set forth in the Note Purchase Agreement.

DEFAULTS AND REMEDIES.  Events of Default applicable to the Notes and remedies available therefor are as set forth in the Note Purchase Agreement.

SUBORDINATION.  Payment of principal, interest and premium, if any, on the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Note Purchase Agreement.

NO RECOURSE AGAINST OTHERS.  A director, officer, employee, incorporator or stockholder of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Note Purchase Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a

Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE NOTE PURCHASE AGREEMENT AND THIS NOTE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

The Company will furnish to any Holder upon written request and without charge a copy of the Note Purchase Agreement.  Requests may be made to:

GXS Holdings, Inc.
100 Edison Park Drive
Gaithersburg , MD 20878
Attention:  General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
                                                                                                                             (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:  _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:  _________________________

*          Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Annex B

Form of Opinion of Jones Day

[to come from Jones Day]

B-1

Annex C

Form of Solvency Certificate

[to come]

C - 1